Exhibit 99.1

Press Release

Media Relations Contact:

Brenda Ropoulos

Communications Director

Credence Systems Corporation

Phone: 408-635-4309

FAX: 408-635-4986

E-mail: brenda_ropoulos@credence.com

Credence Sells its Diagnostics & Characterization
Business to Optonics Founder

Milpitas, California, February 21, 2008 —— Credence Systems Corporation (Nasdaq: CMOS), a provider of test solutions for the worldwide consumer semiconductor industry, announced today that it has entered into a definitive agreement and closed a transaction to sell its diagnostics and characterization business to DCG Systems, Inc., an independent company led by Israel Niv, the founder of Optonics, Inc. and general manager of Credence’s Diagnostics and Characterization Group from January 2003 to February 2006.

“We are pleased to find a new home for this highly specialized and important business,” said Lavi Lev, president and CEO of Credence. “The products developed by the Diagnostics and Characterization Group have always been cutting edge, and are critical for manufacturing process bring-up and diagnostics tasks associated with advanced semiconductor designs.  As Credence focuses on the consumer-based semiconductor ATE markets, one of our priorities was the continued care of our DCG customers, and the qualifications of the new management team. We believe DCG customers will benefit from the focus and experience Israel and his team bring to the business.”

Under the terms of the agreement entered into on February 14, 2008, Credence may receive up to $10 million for the diagnostics and characterization business, with $2.5 million, subject to certain adjustments, payable on each of the first and second anniversaries of the close of the transaction, and the balance payable on the third anniversary of the close of the transaction contingent on DCG System’s achievement of revenue targets. Credence will transfer up to $22 million of book value of assets, including component inventory, fixed assets, intangibles and various liabilities related to the diagnostics and characterization business. Credence also will provide reimbursable transition services for a limited period of time following the closing.  In addition, Credence will fund the fulfillment of approximately $4 million of existing warranty and service contract obligations through DCG Systems.

Credence closed the transaction with DCG Systems on February 20, 2008. In connection with its decision to sell the Diagnostics and Characterization Group, Credence will take a non-cash charge in connection with the terms of the divestiture of approximately $22 million in the company’s just-concluded first quarter of fiscal 2008. This charge relating to the divestiture is in addition to anticipated $37-39 million total loss for the first quarter of fiscal 2008, which includes extraordinary charges totaling approximately $19 million, as guided in the Company’s earnings call for the fourth quarter of fiscal 2007.

“DCG Systems provides the best bridge between the design community and the fab yield and failure analysis teams with its diagnostic systems and software to enhance yield ramp, silicon design debug and IC quality,” said Dr. Israel Niv, chief executive officer of DCG Systems. “We intend to focus fully on the specific needs of our customers as they move to the 45nm technology node and beyond. We are committed to continuing to provide leading-edge tools, methodologies and service to our customers in order to meet their ongoing technology needs.”

The newly-formed DCG Systems will be headquartered in Fremont, CA, and will continue to provide leading edge design diagnostics and failure analysis technologies to key semiconductor companies. Products include the recently introduced Ruby laser voltage prober, the OptiFIB-IV focused ion-beam system, the Meridian-IV emission system, and NEXS suite of EDA link software. In addition, DCG Systems will continue to offer the industry-standard EmiScope, TriVision and P3X instruments.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is a global provider of automated test equipment (ATE) solutions to the high growth, consumer semiconductor industry. Credence is committed to deliver the highest standards of value — an optimal combination of technology, turn-around time, reliability, ease of use, service and support—to every customer, which enables important cost and performance advantages for integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. An ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the payment of the purchase price by DCG Systems to the company; (ii) the belief that DCG customers will benefit from the focus and experience of a strong management team, (iii) the critical nature of the mentioned products, (iv) the charge of approximately $22 million in the Company’s recently-concluded first quarter of fiscal 2008, (v) the Company’s anticipated $37-39 million total loss for the first quarter of fiscal 2008, including restructuring charges, (vi) that DCG Systems will continue to provide leading-edge design diagnostics and failure analysis technologies to key semiconductor companies, (vii) that DCG Systems will continue to offer the industry-standard EmiScope, TriVision, and P3X instruments, (viii) that DCG Systems will continue to focus on the specifics needs of its customers as they move to the 45nm technology node and beyond, (ix) the Company’s transfer of up to $22 million of book value of assets to DCG Systems, (x) the Company providing reimbursable transition services for a limited period of time following the closing, and (xi) the Company’s funding of the fulfillment of approximately $4 million of existing warranty and service contract obligations through DCG Systems. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, DCG Systems’ ability to successfully operate the DCG business, unanticipated challenges in assessing business conditions and the overall market and  cyclicality and downturns in the semiconductor industry, the timing of new technology, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, and reliability and quality issues. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

Credence is a registered trademark and Credence Systems, is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.